Exhibit 23.2

KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 14, 2019, except as to Notes 2, 5, 6, 8, and 27, which are as of May 15, 2019, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, incorporated herein by reference to the Form 8-K of Anadarko Petroleum Corporation dated May 15, 2019. We also consent to the use of our report dated February 14, 2019 with respect to the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Anadarko Petroleum Corporation, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.

Houston, Texas
July 31, 2019

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.